Exhibit 99.1

BAY BANKS OF VIRGINIA, INC.

2008 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

1. Purpose. The purpose of the Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan (the “Plan”) is to encourage ownership of Bay Banks of Virginia, Inc. stock by non-employee members of the Boards of Directors of Bay Banks of Virginia, Inc. and its Subsidiaries in order to promote long term shareholder value and to provide them with an incentive to continue as directors of their respective companies.

2. Definitions. As used in the Plan, the following terms shall have the meanings indicated:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Board” means the Board of Directors of Bay Banks of Virginia, Inc.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means Bay Banks of Virginia, Inc. and its Subsidiaries.

(e) “Company Stock” means the Common Stock of Bay Banks of Virginia, Inc. If the par value of Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 11), the shares resulting from such change shall be deemed to be the Company Stock within the meaning of the Plan.

(f) “Date of Grant” means the date as of which a director is automatically awarded an Option pursuant to Section 7.

(g) “Disability” means the inability to perform the services to the Company as a director as determined by the Board, and such determination shall be conclusive.

(h) “Effective Date” means May 19, 2008, subject to the approval by shareholders of Bay Banks of Virginia, Inc.

(i) “Eligible Director” means a director described in Section 4.

(j) “Fair Market Value” means:

(i) If the Company Stock is listed on any established stock exchange or quoted on the NASDAQ stock market system, its Fair Market Value shall be the closing sale price for such stock on the Date of Grant as reported by such exchange or the NASDAQ stock market system or, if there are no trades on such date, the value shall be determined as of the last preceding day on which the Company Stock was traded.

(ii) If shares of Company Stock are not traded on an established stock exchange or quoted on the Nasdaq stock market system, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

(iii) Fair Market Value shall be determined as of the Date of Grant specified in the Award.

(k) “Option” or “Options” means the right to purchase Company stock subject to the terms and conditions set forth in Section 7.

(l) “Rule 16b-3” means the rule promulgated under the Act, including any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

(m) “Subsidiary” means, with respect to any corporation, a corporation more than 50% of whose voting shares are owned directly or indirectly by the Company.

3. Administration. The Plan shall be administered by the Board. The award of Options under the Plan shall be automatic as described in Section 7. However, the Board shall have all powers vested in it by the terms of the Plan, including, without limitation, the authority (within the limitations described herein) to prescribe the form of the agreement applicable to evidence the award of Options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

4. Participation in the Plan. Each director of the Company who is not otherwise an employee of the Company or any Subsidiary shall be eligible to participate in the Plan. Notwithstanding the fact that a person may be a director of both Bay Banks of Virginia, Inc. and the Bank of Lancaster or any other Subsidiary, such person shall be eligible only for a single grant under the Plan in any one year.

5. Stock Subject to the Plan. The maximum number of shares of Company Stock that shall be issued pursuant to the exercise of Options granted pursuant to the Plan shall be 50,000, subject to adjustment as provided in Section 11. Shares that have not been issued under the Plan allocable to Options and portions of Options that expire or terminate unexercised may again be subject to the award of a new Option. For purposes of determining the number of shares that are available under the Plan, such number shall include the number of shares surrendered by an optionee in connection with the exercise of an Option.

6. Non-Statutory Stock Options. All Options granted under the Plan shall be non-statutory in nature and shall not be entitled to special tax treatment under Section 422 of the Code.

7. Terms, Conditions and Award of Options. Each award of an Option shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:

(a) Automatic Award of Options. Options for the purchase of shares of Company Stock shall be awarded at the times and for the number of shares as follows:

(i) Each Eligible Director on the Effective Date of the Plan shall automatically receive an Option to purchase 500 shares of Company Stock.

(ii) On each succeeding anniversary of the Effective Date, each director who is then an Eligible Director shall automatically receive an Option to purchase 500 shares of Company Stock.

(b) Option Exercise Price. The Option exercise price shall be the Fair Market Value of the shares of the Company Stock subject to such Option on the Date of Grant.

(c) Options Not Transferable. An Option shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him. An Option transferred by will or by the laws of descent and distribution may be exercised by the optionee’s personal representative as provided in Section 7(e). Except as set forth below, no Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

Notwithstanding the foregoing and subject to applicable securities laws, an optionee may transfer any Options that have been or will be granted to the optionee under this Plan to one or more of the optionee’s immediate family members, to a trust or trusts for the benefit of one or more of the optionee’s immediate family members, or to a partnership, limited liability company or other entity the only partners, members or interest holders of which are among the optionee’s immediate family members. No consideration may be paid for the transfer of any Option. The transferee shall be subject to all conditions applicable to the Option prior to its transfer.

(d) Term and Limitation on Exercise. An Option may be exercised in whole or in part, but only with respect to whole shares of Common Stock, on and after the six-month anniversary of the Date of Grant, provided, however, that no Option may be exercised before the Plan is approved by shareholders of Bay Banks of Virginia, Inc. and all applicable federal and state securities laws have been complied with. The term of any Option shall be ten (10) years from the Date of Grant. No Option may be exercised after the expiration of its term or, if earlier, after the date set forth in (i), (ii) or (iii) below.

(i) If an optionee ceases to be an Eligible Director as a result of his death or Disability, the optionee (or his legatees, distributees, or the personal representative of his estate) may exercise his outstanding Options at any time until the first to occur of (x) the date that is twelve (12) months after the date the optionee ceases to be a director of the Company, or (y) the date on which the Options expire according to their terms.

(ii) If an optionee ceases to be an Eligible Director for any reason other than his death or Disability, including his resignation or not standing for re-election, the optionee may exercise his outstanding Options at any time until the first to occur of (x) the date that is three (3) months after the optionee ceases to be a director of the Company, or (y) the date on which the Options expire according to their terms.

(iii) If an optionee dies after he ceases to be an Eligible Director, but within the time period during which his outstanding Options are still exercisable, the optionee’s outstanding Options may be exercised by his legatees, distributees or the personal representative of his estate. The Options may be exercised at any time until the first to occur of (x) the date that is twelve (12) months after the date the optionee ceases to be a director of the Company, or (y) the date on which the Options expire according to their terms.

(e) Method of Exercise. An Option may be exercised by written notice to the Company at its principal office stating the number of shares of Company Stock the optionee has elected to purchase, accompanied by payment in cash or, if the terms of the Option so permit, the optionee may (i) deliver a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of the sale or loan proceeds to pay the exercise price and applicable withholding taxes, or (ii) deliver, or cause to be withheld from the Option shares, shares of Common Stock (valued at their Fair Market Value on the date of exercise) that have been held for at least six months if acquired from the Company and that are not subject to any restrictions in satisfaction of all or part of the exercise price.

8. Reduction in Awards. If at any time under the Plan there are not sufficient shares available to fully permit the automatic awards of Options described in Section 7(a), the awards shall be reduced pro rata (to zero if necessary) so as not to exceed the number of shares available.

9. Termination. The Plan shall terminate upon the earlier of:

(a) the adoption of a resolution by the Board of Bay Banks of Virginia, Inc. terminating the Plan;

(b) the date shares of Company Stock are no longer available under the Plan for the automatic award of Option shares; or

(c) the close of business on May 19, 2018.

No termination of the Plan shall, without the optionee’s consent, materially and adversely affect any of the rights or obligations of any person under any Option previously awarded under the Plan.

10. Limitation of Rights.

(a) No Right to Continue as a Director. Neither the Plan nor the grant of an Option, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that any person will be retained as a director for any period of time.

(b) No Shareholders Rights Under Options. An optionee shall have no rights as a shareholder with respect to the shares of Company Stock covered by his Options until the date of exercise of the Option, and, except as provided in Section 11, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such exercise.

11. Changes in Capital Structure.

(a) If the number of outstanding shares of Company Stock is increased or decreased as a result of a subdivision or consolidation of shares, the payment of a stock dividend, stock split, spin-off, or any other change in capitalization effected without receipt of consideration by the Company (including, but not limited to, the creation or issuance to shareholders generally of rights, options, or warrants for the purchase of common or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities which may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding and conclusive on all persons, provided that in no event shall the rights or value of the Option be enhanced as a result of such adjustment.

(b) Notwithstanding anything in the Plan to the contrary, the Board may take the foregoing actions without the consent of any Optionee, and the Board’s determination shall be conclusive and binding an all persons for all purposes.

(c) To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Board pursuant to this Section 11 to outstanding Options shall be made so that both (i) the aggregate intrinsic value of an Option immediately after the adjustment is not greater than or less than the Option’s aggregate intrinsic value before the adjustment and (ii) the ratio of the exercise price per share to the market value per share is not reduced.

12. Amendment of the Plan. The Board (except as provided below) may suspend or discontinue the Plan or revise or amend the Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment shall increase the number of shares of Company Stock subject to the Plan (except as provided in Section 11) or materially increase the benefits accruing to participants under the Plan. The Plan shall not be amended more than once every six months other than an amendment required to comply with changes in the Code or regulations thereunder.

13. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company - at its principal business address to the attention of the Secretary; (b) if to any Optionee - at the last address of the Optionee known to the sender at the time the notice or other communication is sent.

14. Governing Law. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia. The Plan is subject to all present and future applicable provisions of the Code and, to the extent applicable, they are subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan or an Option conflicts with any such Code provision or ruling, the Committee shall cause the Plan to be amended, and shall modify the Option, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Option shall be void and of no effect.